Exhibit 10.2

Amended and Restated

COMMERCIAL SUPPLY

AGREEMENT

BETWEEN

CMC ICOS BIOLOGICS, INC.

and

APTEVO BIOTHERAPEUTICS LLC.

DISCLAIMER

THIS DOCUMENT IS ISSUED BY CMC FOR DISCUSSION PURPOSES ONLY.  IT IS NOT INTENDED TO CONSTITUTE ANY OFFER OR CREATE ANY LEGAL RELATIONS.

THE SUPPLY OF THIS DOCUMENT IN ELECTRONIC FORM IS STRICTLY ON THE UNDERSTANDING THAT NO AMENDMENTS WILL BE MADE TO IT WHICH ARE NOT EXLICITLY DRAWN TO CMC'S ATTENTION EITHER BY MARKING THE CHANGES IN THE TEXT ITSELF OR OTHERWISE

105.08.2003

CONTENTS

CONTENTS	2
1.	Definitions and Interpretation4
2.	MANUFACTURING SUPPLY and Applicable Standards13
3.	CUSTOMER MATERIALS14
4.	Timeline, SPECIFICATION AND PROJECT MANAGEMENT15
5.	FORECASTS, ORDERS, Manufacturing Capacity AND FAILURE TO SUPPLY17
6.	Packaging, Delivery, Storage and Examination21
7.	BATCH PRICE, PAYMENT TERMS AND MILESTONE PAYMENTS24
8.	Customer Audits, Regulatory Inspections & MATTERS27
9.	Warranties28
10.	Confidential Information30
11.	Intellectual Property33
12.	Indemnities and Liability34
13.	PRODUCT RECALL38
14.	Term and Termination39
15.	TECHNOLOGY TRANSFER41
16.	FORCE MAJEURE41
17.	APPLICABLE LAW, JURISDICTION and DISPUTE RESOLUTION42
18.	MISCELLANEOUS42
APPENDIX ONE	47
APPENDIX TWO	48
APPENDIX THREE	50

Commercial Supply Agreement

2

THIS AMENDED AND RESTATED COMMERCIAL SUPPLY AGREEMENT (“Agreement”) is made as of June 16, 2017 (the “Restatement Date”).

BETWEEN

(1)

CMC ICOS BIOLOGICS, INC., duly incorporated under the laws of the state of Washington and having its principal place of business at 22021 20th Ave SE, Bothell, Washington, USA (hereinafter referred to as "CMC"); and,

(2)

APTEVO BIOTHERAPEUTICS LLC., duly incorporated under the laws of the state of Delaware and having its principal place of business at 2401 4th Avenue, Suite 1050, Seattle, WA 98121 (hereinafter referred to as "Customer").

CMC and Customer may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

(A)

Customer is engaged in the research, development, manufacture and sale of pharmaceuticals and biologics, including the product designated by Customer as recombinant factor IX product as described in BB-IND 13552 ("IB-1001");

(B)

CMC and Customer entered into a Commercial Supply (Manufacturing Services) Agreement (the “Original CSA”) on June 17, 2011 (the “Original Effective Date”) for the commercial development and manufacture of the Product as well as a Letter Agreement dated April 13, 2017 (the “Letter Agreement”);

(C)	The Parties now wish to amend and restate the Original CSA in its entirety as set forth below and for this Agreement to supersede, restate and replace, as of the Restatement Date, the Original CSA.

NOW THEREFORE, THE PARTIES AGREE as follows:

Commercial Supply Agreement

1.	Definitions and Interpretation
1.1	For the purposes of this Agreement, the terms defined in this Clause shall have the respective meanings set forth below.

"Affiliate"

any company, partnership or other entity which directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with a Party.  For the purpose of this definition control means the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital in such company, partnership or entity or the legal power to control the general management and policies of such company, partnership or entity;

"Agreement"	this Agreement including all Appendices and any amendments to the foregoing made in accordance with this Agreement;
"Appendix" or "Appendices"	one or more of the Appendices to this Agreement;
“Applicable Laws”

all applicable ordinances, rules, regulations, laws, guidelines, requirements and court orders of any kind whatsoever of any national (e.g., the FDA, EPA, etc,), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity of the US or EU applicable to the Services;

“Authority Submission”	has the meaning set out in Clause 8.3;

Commercial Supply Agreement

"Batch" “Batch Minimum” “Batch Maximum”

BDS that is intended to be of uniform character and quality, within specific limits, and is produced in one cell culture run using the Cell Line at a specified bioreactor scale, and such purification, analytical and further processing steps as described in a Work Statement applicable to the BDS harvested from that run resulting in one lot of BDS

Minimum number of Batches of Product Customer is required to purchase and has financial obligation for each twelve (12) month period, commencing January and ending December (“Calendar Year”)

Maximum number of Batches of Product Customer may order as per the process set out in Section 5 and CMC must provide for each Calendar Year under this Agreement. Customer may increase Batch Maximum, in which case CMC shall use best efforts to meet expectations.

“Batch Price”	the price payable for each Batch as initially described in the Appendix Two and as may be amended by agreement between the Parties or by operation of Clause 7;
“Binding Batch”	has the meaning set out in Clause 5.7;
“BLA”

a Biologics License Application and any amendments or supplements thereto filed with the FDA pursuant to 21 C.F.R. Part 601 or any other application required for the purpose of marketing and selling a biological product filed with a Regulatory Authority outside the United States, including with respect to the EU a Marketing Authorization Application;

“Bulk Drug Substance or BDS”	means the Product in bulk, as expressed by the Cell Line and harvested and purified in bulk from a cell culture run pursuant to the applicable Process;
"Business Day" “Calendar Day” “Calendar Quarter”	any day which is not a Saturday, a Sunday or a U.S. public holiday; any day; a 3-month period beginning on January 1, April 1, July 1, or October 1 of each year;
“Campaign” “Cancellation Fee” "Cell Line"

Multiple batches of Product produced in succession with no changeover to another product between batches;

has the meaning set out in Clause 5.9;

the mammalian cell line designated 122-8H6 which is currently held by CMC or derived from a master cell bank of the same strain as that held by CMC and any progeny clone of the foregoing cell line(s);

Commercial Supply Agreement

"Certificate of Analysis"	CMC’s standard form certificate of analysis confirming that Product to which the certificate relates meets the Specification and such other criteria as identified on the certificate;
"cGMP"

Current Good Manufacturing Practices as promulgated under each of the following as in effect on the Effective Date and as amended or revised after the Effective Date:  (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210, 211, 600 and 610) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; (b) EudraLex Volume 4; (c) the ICH guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients;” and (d) any other laws, regulations and statutes set forth by a Government Authority applicable to the manufacture of compounds and products by CMC under this Agreement;

“Change of Control”

in relation to a body corporate, the occurrence of an event or circumstance where a person who is not presently able to do any of the following things becomes able to do one of the following things (whether directly or indirectly or through one or more intervening persons, companies or trusts):

(a)control the composition of more than one half of the body's board of directors;

(b)be in a position to cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the members of the body; or

(c)hold or have a beneficial interest in more than one half of the issued share capital of the body;

“CHEF1 Technology” "CMC Facility"

the Chinese Hamster Ef-1 regulatory DNA (“CHEF1”) as further describe in US Patent Number 5,888,809 and the technology described in US Patent Number 5,888,809.

CMC’s manufacturing facility in Bothell, Washington or another facility agreed on by the Parties in writing;

“CMC Failure”	has the meaning set out in Clause 13.3;
"CMC Intellectual Property Rights"	Intellectual Property rights and CMC Know-How (excluding the CHEF1 Technology) owned by CMC and used in the Services;

Commercial Supply Agreement

"CMC Know-How"

all information, techniques, trade secrets, data and technical information known to CMC which is not of general public knowledge, other than provided to CMC by Customer, or developed during the Services;

“Commencement Date”

in respect of a cGMP Batch the date on which (i) an ampoule of cells is thawed for the cell culture for manufacture of BDS, or (ii) CMC’s manufacturing suite has been configured specifically for that cGMP Batch; whichever is the earlier;

"Commercial Quality Agreement" (QAg)”	the agreement between the Parties defining the quality responsibilities, including cGMP standards, regarding the performance of the Services;
“Commercially Reasonable Efforts”

with respect to CMC, such level of efforts and resources that would be typically and ordinarily expended, in accordance with generally accepted biological manufacturing industry standards, by companies that provide manufacturing and related services in the biopharmaceutical industry, as applicable, of comparable size and resources to CMC, for a similar activity with respect to the scope of Services to be provided under this Agreement, the profit earned under this Agreement and the strategic value of the Agreement to the business of CMC;

“Committee Member” "Confidential Information"

has the meaning set out in Clause 4.8;

means all information disclosed by, or on behalf of, the Disclosing Party to Recipient Party relating to this Agreement and includes:

(i)information disclosed in writing, orally or by any other means;

(ii)information disclosed before, after or on the date of this Agreement; and

(iii)information relating to the Disclosing Party’s operations, processes, plans, intentions, production information, know how, data, formulae, expertise, methodology, drawings, specifications, design rights, trade secrets, market opportunities and business affairs, and any new and novel combinations thereof;

"Customer Intellectual Property Rights"

Intellectual Property rights and Customer Know-How owned by Customer or licensed to Customer by a Third Party covering any aspect of the Services, Cell Line, BDS or materials, techniques or processes used in the Services;

Commercial Supply Agreement

"Customer Know-How"

all information, techniques, trade secrets, data and technical information known to Customer in connection with the Cell Line,

Customer Materials, Process and Product which are (i) not known to CMC prior to being provided to CMC by or on behalf of Customer; or (ii) not of general public knowledge;

"Customer Materials"

the Cell Line, vectors, plasmids and all other materials and equipment supplied by Customer, its Affiliate or agent to CMC or made available to CMC by or on behalf of Customer or purchased by CMC on behalf of Customer;

"Defect"	has the meaning in Clause 6.7;
"Defect Notice"	has the meaning in Clause 6.7;
"Deliverables"	the data, results and materials generated from the performance of the Services including Drug History Record and Product;
"Delivery" or "Delivered"	has the meaning in Clause 6.4;
“Delivery Date” “Deposit”

means, as applicable, the date a Batch is to be delivered or is actually Delivered;

sum payable to CMC prior to the start of manufacturing of Batch. Deposits shall be applied to the cost of delivered Batches, in accordance with Appendix 2.

“Disputed Deliverable”	has the meaning in Clause 6.13;
“Drug History Record”

all lot disposition documentation relevant to a cGMP Batch to be provided to Customer with the Product from that cGMP Batch, including but not limited to manufacturing batch records, Certificates of Compliance and Certificates of Analysis;

“EMA”	European Medicines Agency or any successor agency;
"Exceptional Batches"	has the meaning in Clause 5.6;
"FDA”	means the United States Food and Drug Administration, or its successor agency;
“Firm Order”	has the meaning set out in Clause 5.3.1;
"Forecast"	has the meaning set out in Clause 5.1;

Commercial Supply Agreement

“Fundamental Change”	means a Change of Control, merger, acquisition or change of management of CMC or Affiliates;
"Group"	in respect of the relevant Party, its Affiliates and holding companies and the Affiliates of those holding companies;
"Intellectual Property"

all intellectual property rights, including, without limitation, patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know-how, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term and together with any renewals or extensions;

"Joint Steering Committee”	has the meaning set out in Clause 4.8;
"Non-Fault Delays"	has the meaning set out in Clause 4.1;
“Order”	a Firm Order or a Semi-Firm Order;
“Other Customers” "Permitted Recipients"

has the meaning set out in Clause 5.10;

(a) the directors, officers, employees, Testing Laboratories or professional advisers who are required, on a strict need to know basis, in the course of their duties to receive and consider the Confidential Information of the other Party for the purpose of enabling the relevant Party to perform its obligations under this Agreement; and (b) in communications with existing or prospective licensees, sublicensees or collaborators, and consultants and advisors of each Party in connection with transactions or prospective transactions or pursuant to the conduct of such Party’s business; provided that in the case of (a) and (b), such Persons are under obligations of confidence no less onerous than those set out in Clause 10 imposed on the recipient Party;

Commercial Supply Agreement

“Person(s)”

any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization,

governmental authority or agency, or any other entity not specifically listed herein;

"Process"	the method for manufacture, harvesting and purification of the Product as defined in Customer approved manufacture batch records;
"Product"	Customer’s biologic known as IB-1001 manufactured in Batch form as Bulk Drug Substance;
"Project Manager”	has the meaning set out in Clause 4.8;
"Project Team" “Purchase Order”	has the meaning set out in Clause 4.9; has the meaning set out in Clause 5.5.1;

"Raw Materials"

media, resins, chemicals, solvents, filters, membranes, disposable analytical test kits, disposable bags, and other items consumed for the manufacture of Products in accordance with this Agreement as well as any subcontracted analytical testing performed by Testing Laboratories during the performance of the Services;

“Recall”

any action to withdraw from supply or distribution or to recover title to or possession of quantities of Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market or correction) or the detention or destruction of any Product by any Regulatory Authorities;

“Regulatory Approval Submission” “Regulatory Obligations"

the earlier of the first submission of a Biologics License Application or Market Authorization Application for the Product;

those mandatory regulatory requirements applicable in Europe and the United States of America to the manufacture of cGMP Product for human use;

“Regulatory Authority”

the FDA in the United States or any health regulatory authority in another country that is a counterpart to the FDA and holds responsibility for allowing development of the Product and/or granting Regulatory Approval for a Product, including the EMA, and any successor(s) thereto;

Commercial Supply Agreement

“Release For Further Processing” “Representative(s)	has the meaning set out in Clause 6.8; has the meaning set out in Clause 4.9;
“Semi-Firm Order”	Has the meaning set out in Clauses 5.3.2;
"Services"	manufacturing of the Product by CMC and all activities to be conducted by CMC related to the manufacturing of the Product under this Agreement;
“Shipping Company” "Shipping Guidelines"

a shipping company or other agent designated by Customer to receive a Delivery on behalf of Customer;

the storage and transport guidelines for the Product that are determined by mutual written agreement of the Parties;

“Slot”	in respect of CMC’s cGMP manufacturing suite the period of time the suite is reserved in preparation for and the performance of a Batch;
"Specification"

the specification for the Product as defined cGMP documentation, as otherwise set forth in Appendix One or as may otherwise be agreed between the Parties or modified in accordance with Clause 4.5 which includes (i) specifications for BDS and Raw Materials, (ii) manufacturing, testing and packaging instructions and specifications for Product in accordance with the Process, (iii) storage and shipping requirements, and (iv) any other technical information necessary to manufacture a Batch;

"Standard Operating Procedures" or "SOPs"	the standard operating procedures of CMC which define CMC's methods of performing activities applicable to the Services;
“Storage Cost”	has the meaning set out in Clause 7.8;
“Supply Failure” “Term”	has the meaning set out in Clause 5.14; has the meaning set out in Clause 14.1;
"Testing Laboratories"	the Third Parties instructed by CMC to carry out tests on the Cell Line, Customer Materials, Drug Substance and/or Product pursuant to the performance of the Services;

Commercial Supply Agreement

“Timelines”	collectively and individually the dates to manufacture Product and render other Services to Deliver Product according to the Forecast and/or each accepted Commencement Date and Delivery Date; or
“Third Party(ies)”	any person, company, organization or entity other than CMC, Customer or their Affiliates.

1.2	Additional Definitions. Each of the following definitions is set forth in the clause of this Agreement indicated below:

Definition:	Clause:
Binding Batches Reserve Payment Producer Price Index	5.7 7.1 7.3

1.3	In this Agreement (except where the context otherwise requires):
1.3.1

any reference to a recital, clause or appendix is to the relevant recital, clause or appendix of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or appendix in which it appears;

1.3.2	the table of contents and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;
1.3.3	use of the singular includes the plural and vice versa and use of any gender includes the other genders;
1.3.4

a reference to a "Party" is a reference to a party to this Agreement and a reference to a "Party" includes a reference to that Party's successors in title, permitted assignees and transferees (if any);

1.3.5	a reference to "writing" does not include email;
1.3.6	a reference to “records”, “data”, “documents” and “information” refers to such items in tangible, and electronic and visual mediums unless specified to the contrary; and
1.3.7

any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

Commercial Supply Agreement

1.4	The Appendices form an integral part of this Agreement shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Appendices.
1.5

    Where there is any inconsistency between the Appendices and the main body of this Agreement, the conflicting terms of the main body of this Agreement shall, unless expressly specified to the contrary, prevail.

2.	MANUFACTURING SUPPLY and Applicable Standards
2.1

    During the Term, CMC shall use Commercially Reasonable Efforts to manufacture Product: (a) that meets Specifications; (b) in compliance with Applicable Laws and Regulatory Obligations; and (c) in accordance with the terms of this Agreement and the Commercial Quality Agreement.

2.2

    During the Term, CMC shall use Commercially Reasonable Efforts to manufacture Product in the quantity of Batches that are the subject of each Firm Order and Semi-Firm Order pursuant to the forecast mechanism set out in Clause 5 and in accordance with the terms and requirements set out in this Agreement.  Customer shall purchase from CMC and CMC shall supply to Customer the Product in the quantity of Batches in accordance with the terms of this Agreement.

2.3

CMC shall maintain a completed Drug History Record and such other records as specified in the Commercial Quality Agreement for the period of time specified in the Commercial Quality Agreement. CMC shall retain and store samples of all cGMP Product released by CMC’s quality department with a Certificate of Analysis for such period as may be required by Applicable Laws and Regulatory Obligations and the Commercial Quality Agreement, which in the absence of a definitive time period shall be fifteen (15) years from the date of release or Delivery.  If the Parties agree, CMC shall retain such samples for a longer period at the Customer's cost.

Commercial Supply Agreement

Third Party Subcontractors

2.4	CMC may subcontract:
2.4.1

to its Affiliates, any part of the Services (provided that the Affiliates may not further subcontract those parts of the Services), with the prior written consent of Customer (such consent not to be unreasonably withheld, delayed or conditioned);

2.4.2	to Testing Laboratories, with the prior written consent of Customer (such consent not to be unreasonably withheld, delayed or conditioned) and;
2.4.3

to any other reputable qualified Third Party, any part(s) of the Services (provided CMC identifies the specific Services to be performed) with the prior written consent of Customer (such consent not to be unreasonably withheld, delayed or conditioned).

CMC shall remain responsible for the Services to be rendered by Third Parties to whom it   subcontracts and shall ensure such Third Parties perform such subcontracted Services in compliance with the terms and conditions of this Agreement.

Totality of Services

2.5      The manufacture of Binding Batches in accordance with Clause 5 are, subject to any written agreement or amendment to the contrary, the only Services to be performed by CMC under this Agreement.  In the event of any changes to the Services or Customer requests CMC to perform reasonable services beyond the scope of Services specifically stated in a Firm Order, the Parties shall agree in writing on a description of and price for such supplemental services.

3.	RAW MATERIALS, CUSTOMER MATERIALS, and Equipment
3.1

    CMC shall be responsible for obtaining Raw Materials required for the manufacture of Product in reasonable quantities consistent with the Forecast and Purchase Orders. CMC shall ensure that all Raw Materials (i) conform to their respective Specifications; and (ii) are stored and handled in accordance with cGMP, Applicable Laws and Regulatory Obligations and the Commercial Quality Agreement.

3.2

    All Raw Materials purchased by CMC for the Services will be the property of the Customer and deemed Customer Materials.  Customer hereby grants to CMC a security interest in all Raw Materials to secure the payment of any and all undisputed amounts due to CMC.  If Customer fails to pay such amounts to CMC within forty-five (45) Business Days after the due date as defined in Appendix Two, CMC shall be entitled to use the Raw Materials for which Customer has not paid for any purposes after notifying Customer and without any compensation or liability to Customer.  Customer shall no longer owe CMC the cost incurred by CMC for the purchase of any specific Raw Materials used by CMC under this Clause 3.2 upon such use by CMC.

3.3

All equipment acquired by CMC to perform Services shall be owned by CMC.  CMC shall charge customer(s) a one-time “commissioning” fee for such equipment and be responsible for all delivery, installation, maintenance and storage costs associated with such equipment.  In the event such equipment is used for additional CMC customer(s), Customer shall only

Commercial Supply Agreement

be responsible for a proportionate amount of the ‘commissioning’ fee, unless otherwise agreed to by the Parties.  In the event the same equipment is used for two CMC customers, Customer shall only be responsible for fifty-percent (50%) of the “commissioning” fee.  For clarity, should the equipment be used for another customer, a portion of the commissioning fee, equal to fifty-percent (50%) shall be credited to the Customer against outstanding or future invoices. CMC shall use such equipment to render the Services and in accordance with Customer’s instructions.

4.	Timeline, SPECIFICATION AND PROJECT MANAGEMENT
Timeline
4.1

    CMC shall use Commercially Reasonable Efforts to maintain the Timeline.  Notwithstanding that obligation, the Parties acknowledge and agree that the Timeline may be varied as agreed by CMC and the Customer in writing in order to accommodate delays or changes caused by or contributed to by (i) actions or omissions of the Customer (or its agents); and/or (ii) additional activities added to the Services; and/or (iii) Force Majeure Situations or other circumstances beyond CMC's reasonable control ("Non-Fault Delays").

4.2

    In the event of any Non-Fault Delays, CMC shall update the Timeline as agreed with the Customer and, shall endeavour to keep the revised Timeline as close as possible to the Timeline in its form as it existed immediately prior to the Non-Fault Delays.

4.3

    The Timeline may be amended by agreement between CMC and Customer provided that the revised Timeline is set out in writing and agreed by the Project Team. Circumstances that occur beyond CMC’s control, such as circumstances referenced in 4.1(iii), such as Force Majeure, shall not require a writing.

4.4

    Where the Timeline has been amended in accordance with this Clause 4, it shall be binding upon the Parties upon mutual agreement.  CMC shall keep Customer updated as to the current Timeline on a reasonable frequency.  Customer may at any time on a reasonable basis request an update on the progress of the Services compared to the current Timeline.

Specification, Process & Quantities

4.5

    The Specifications shall be amended only as agreed upon in writing by the Parties and signed by an authorized representative of each Party.  For the avoidance of doubt, where the Parties cannot agree to modify, amend or update the Specification, the previous Specification as agreed to by the Parties shall apply.

4.6

   For clarity the Parties acknowledge that all quantities of Product derived from a Batch are estimated only and that CMC shall not be liable for any low or unexpected yield of Product derived from a Batch, unless such low or unexpected yield of Product is due to CMC’s failure to execute a written process agreed upon by the Parties, thereby resulting in a substantial loss of 50% or more of the fair market value of the Product.  The Parties shall use good faith efforts to discuss and agree as to what constitutes substantial loss.

Commercial Supply Agreement

4.7

   CMC shall not make any change to the Process, except by prior written approval of Customer for such change. The Parties agree to cooperate to amend or supplement the Process to the extent reasonably necessary to comply with changes in Applicable Laws and/or Regulatory Obligations. CMC shall follow the `change control procedures set forth in the Commercial Quality Agreement for any proposed changes in the Process.

Project Manager, Joint Steering Committee and Project Team

4.8

    Each Party shall, within thirty (30) days after the Restatement Date, appoint an individual as a project leader ("Project Manager") who shall be responsible for leading and co-ordinating the day to day operation of the Services.  In addition, within thirty (30) days after the Restatement Date, each Party shall select a maximum of three of their senior technical staff (each a "Committee Member"), one of whom (for each Party) may be a Project Manager, to form the steering committee who shall have responsibility for providing leadership and strategic oversight of the Services governed by this Agreement ("Joint Steering Committee" or “JSC”).

4.9

    Separate from the Joint Steering Committee, the Parties shall each name and notify the other of representatives (“Representatives”) who shall form the project team and will be responsible for the day to day performance of the Services including planning, executing and discussing issues regarding the Forecast, Timeline, the Services and communicating between the Parties (“Project Team”).  Any disputes or issues that cannot be readily resolved by the Project Team shall be referred to the Joint Steering Committee for resolution.

4.10

    Each Party's Project Manager shall, subject to the oversight of the Joint Steering Committee, (i) manage the relationship between the Parties, (ii) oversee the performance of the Services and the activities of the Project Team, (iii) undertake actions delegated to them by the Joint Steering Committee and (iv) be the principal point of contact for the Services.  The Project Managers shall meet upon reasonable request either in person or by telephone or video-conference and each Party shall bear its own costs for attending such meetings.

4.11

   The Joint Steering Committee shall be responsible for (i) making decisions regarding issues outside the scope of the Project Team or Project Managers, (ii) reviewing the decisions of the Project Team and/or Project Managers, (iii) providing a forum for the Parties to exchange information and coordinate their respective activities regarding the Services, (iv) providing a forum to discuss any technical difficulties or changes to Services or Batch Price triggered by a change to the Services or in accordance with Clause 7.4 as well as resolving any disputes or disagreements before escalation to the dispute resolution provided for in Clause 17, and (v) ensure that intent of this Agreement is maintained throughout the Term.  The Joint Steering Committee shall meet on a reasonably regular basis during the Term.

4.12

    At regular intervals the Representatives shall schedule Project Team meetings for the purpose of overcoming any issues with Forecasts, delivery of Product or the performance of all other aspects of the Services and providing an initial forum for discussing and resolving any difficulties or hurdles encountered in the performance of the Services.  Such meetings

Commercial Supply Agreement

shall be conducted by telephone conference or, if necessary, by face-to-face meetings at an agreed frequency unless particular difficulties arise which dictate the need for more frequent meetings.  Each Party shall be responsible for their own costs in attending and conducting the Project Team meetings.

4.13

    Any decision by the Project Team, the Project Managers or Joint Steering Committee which has the effect of amending the Services in any way must, before it becomes binding, be recorded in writing and signed by both Parties in accordance with Clause 18.3 and 18.4.

5.	FORECASTS, ORDERS, Manufacturing Capacity AND FAILURE TO SUPPLY
Forecasts
5.1

    Commencing on the Restatement Date, and thereafter at the beginning of each subsequent Calendar Quarter, Customer shall, subject to the provisions of this clause, deliver to CMC a rolling twenty-four (24) month forecast of Customer's requirements for CMC to manufacture Product for the following twenty-four (24) months ("Forecast").

5.2

    Each Forecast shall set out the number of Batches of Product to be manufactured for Customer during each Calendar Quarter covered by the Forecast together with the requested Commencement Date and Delivery Date for each Batch covered by the Forecast. CMC shall fulfil Customer Purchase Orders with Batches in accordance with its current 2017 forecast for the remainder of Calendar Year 2017 (Restatement Date until December 31, 2017), including GMP 78 and GMP 79.

5.3	In respect of each Forecast:
5.3.1	the first three Calendar Quarter periods covered by the Forecast shall be a definitive and binding order on Customer (a "Firm Order");
5.3.2

the fourth Calendar Quarter covered by the Forecast shall be seventy-five percent (75%) binding, the fifth Calendar Quarter shall be fifty percent (50%) binding and the sixth Calendar Quarter shall be twenty-five (25%) percent binding on Customer (a “Semi-Firm Order”) and the seventh and eighth Calendar Quarters shall be zero percent (0%) binding.

5.3.3

Beginning with the 2018 Calendar Year and for each entire Calendar Year thereafter, the Batch Minimum shall be four (4) Batches.  The Batch Maximum shall be ten (10) Batches.  Both parties shall use Commercially Reasonable Efforts review the Batch Maximum on a quarterly basis to ensure adequate capacity is made available by CMC. The Batch Maximum may be increased as Customer requires and is mutually agreed to by the parties.

5.3.4	The terms of this Section 5.3 shall not become effective until January 1, 2018.
5.3.5

CMC shall reserve the Slots for the Batch Minimum as described in Clause 5.3.2 and 5.3.3.  Customer shall be entitled to reserve additional Slots and CMC shall reserve the Slots to meet the rolling forecast up to the annual Batch Maximum.

Commercial Supply Agreement

5.3.6

The Forecasts are prepared for and intended to provide CMC with clarity as to the Customer's requirements for Product.  Forecasts shall be provided by Customer on a rolling quarterly basis as provided above and each subsequent Forecast shall reflect the previous relevant Forecasts provided by Customer such that:

5.3.7

The quantity of Product set out in the second, third and fourth Calendar Quarter of the immediately preceding Forecast shall, respectively, in the next Forecast, become the first three Calendar Quarters of the Firm Order without any variation (other than with CMC's prior written consent);

5.3.8

The quantity of Product set out in the fifth (5th) Calendar Quarter of the immediately preceding Forecast shall, respectively, in the next Forecast, become the (i) fourth Calendar Quarter in the next Forecast and a Semi-Firm Order for such fourth Calendar Quarter; and the quantity of Product set out in the sixth (6th) Calendar Quarter of the immediately preceding Forecast shall, respectively, in the next Forecast, become the fifth (5th) Calendar Quarter in the next Forecast and a Semi-Firm Order and may be varied by Customer by a maximum of twenty five percent (25%) in whole Batches or three (3) Batch, whichever is the greater;

5.3.9	Customer shall provide a new projection for the sixth (6th) Calendar Quarter in accordance with the principles set out in Clause 5.3.
5.4	Should Customer fail to submit a Forecast in accordance with the preceding provisions of this Clause 5, a Forecast shall automatically be deemed to be served under this clause by Customer where:
5.4.1	The effective forecast will be shifted forward by one quarter; and
5.4.2	The preferred delivery dates for the newly effective forecast shall reflect the previously effective forecast plus three (3) months.

Orders

5.5	Orders for Product shall be provided by Customer and accepted by CMC as follows:
5.5.1

Customer shall provide written or electronic purchase orders (each, a “Purchase Order”) for each Firm Order in conformance with the relevant Forecast within fifteen (15) Business Days after each Forecast submitted by Customer under Clause 5.1 and CMC shall confirm receipt of each Purchase Order within fifteen (15) Business Days.  Each Purchase Order shall be in a form reasonably acceptable to CMC and Customer.

5.5.2

Each Purchase Order shall include a requested delivery date no earlier than nine (9) months from the submission date of the Purchase Order for each Batch subject to such Purchase Order, unless otherwise agreed by CMC.

5.5.3	No terms contained in any Purchase Order, order acknowledgment or similar document shall be construed to amend or modify the terms of this Agreement and

Commercial Supply Agreement

in the event of any conflict, this Agreement shall prevail and control, unless the Parties otherwise expressly agree in writing by making reference to both this Agreement and the alternative terms.
5.6

    Notwithstanding the limits on ordering under a Forecast, CMC may, in response to Customer's written request, elect to manufacture additional Batches of Product in a Calendar Quarter beyond the quantity submitted in a Firm Order for that same Calendar Quarter ("Exceptional Batches").  CMC's obligation to manufacture Exceptional Batches shall only arise upon CMC's written acceptance whereby the Exceptional Batches accepted by CMC shall be deemed part of the Firm Order(s) for the relevant Calendar Quarter(s).

5.7

    All quantities of Batches that are the subject of a Firm Order or a Semi-Firm Order (i.e., the binding portion of a Semi-Firm Order) shall (i) be binding (“Binding Batches”) upon Customer and CMC and (ii) may not be delayed or cancelled by Customer or CMC except as provided for in this Agreement.  Partial Batches subject of a Firm or Semi-Firm Order shall be rounded up to the nearest whole Batch.

5.8

    Should Customer fail to order the Batch Minimum in any Calendar Year, then Customer shall pay to CMC a sum calculated as the difference between Binding Batches and the   Batch Minimum multiplied by the Batch Price. CMC shall be entitled to invoice in December of each Calendar Year, and Customer shall pay such invoice within thirty (30) Calendar Days of receipt of invoice in accordance with the provisions of Clause 7.

5.9

    Should Customer delay or cancel a Binding Batch in any Calendar Year, then Customer shall pay to CMC a sum calculated as the number of cancelled or delayed Binding Batches multiplied by the Batch Price (“Cancellation Fee”).  CMC shall be entitled to invoice the cancelled or delayed Batch no earlier than the Delivery Date, and Customer shall pay such invoice within thirty (30) Calendar Days of receipt of invoice, subject to Clause 5.10 and in accordance with the provisions of Clause 7.  For the purposes of determining the Batch Minimum, any cancelled Batch for which Customer has paid a Cancellation Fee shall be counted toward the Batch Minimum.

5.10

    Notwithstanding the provisions of Clause 5.9 CMC shall undertake Commercially Reasonable Efforts to fill any cancelled Slots with the manufacture of products of another customer (“Other Customer”) who has not previously reserved a Slot. If CMC sells to such Other Customer GMP manufacturing capacity not previously reserved or contemplated by that Other Customer at the time of the cancellation or delay using the Slot that would have been used for Customer had the cancelled Batch not occurred, then CMC shall credit Customer with the savings achieved through this mitigation (after accounting for out-of-pocket costs incurred by CMC to accomplish such mitigation) and apply this amount against any outstanding or future invoice. Notwithstanding the foregoing CMC shall not be obliged to credit any sum greater than the Cancellation Fees actually paid by Customer.  Any Slot filled by such Other Customer, shall count towards the Batch Minimum obligation under Clause 5.9.

Commercial Supply Agreement

5.11

In the case of cancelled Batches for which Raw Materials have been purchased by CMC and paid by Customer and which cannot be used to manufacture future Batches subject to the Forecast, Customer shall be entitled to elect to either (i) request CMC to arrange shipment of those Raw Materials to Customer, such shipping fees to be paid by Customer or (ii) offer the Raw Materials to CMC for purchase for use with other customers and CMC will reimburse/credit Customer for such quantity of Raw Materials.

5.12

CMC shall use the Forecasts to plan for and, as appropriate, reserve Slots in its cGMP manufacturing suite for those Batches to be manufactured under Firm Orders and Semi-Firm Orders according to the then current Timeline.

5.13

Where a Timeline is amended and such amendment affects the scheduled Slot(s) for those Batches which are the subject of a Firm Order, CMC shall update its manufacturing schedule and reserve a new Slot for each affected Batch which, subject to reserved slots under CMC's existing manufacturing schedule for the entire CMC Facility, shall be reserved as near in time to the existing vacated Slots as CMC’s then current schedule will permit.

Supply Failure

5.14

Should CMC become aware or conclude that it will be unable to meet the Timeline for manufacture or Delivery of one or more Binding Batch(es) resulting in a halting of manufacture of the Product (“Supply Failure”), then CMC shall provide notification in writing to Customer within fifteen (15) Calendar Days of such circumstances, identify the Batches that may be affected by such Supply Failure, identify what CMC believes will cause such Supply Failure and explain what efforts CMC is taking to minimize such Supply Failure (a “Supply Failure Notification”).  In the event that Customer receives a Supply Failure Notification or a Supply Failure occurs, CMC and Customer shall work collaboratively through the JSC to discuss and find ways for CMC to promptly minimize such prospective or actual Supply Failure and ensure supply of Product as soon as practicable in accordance with the current Forecast and any Purchase Orders accepted by CMC for Batches that may be or are affected by such Supply Failure.

5.15	If the Supply Failure results solely from CMC’s breach of its obligations under this Agreement, the following shall apply until the Supply Failure is resolved:
5.15.1

The Forecast and Customer’s obligations thereunder will be suspended such that no additional Batches become Firm Orders and Clause 5.4 will not apply until Customer agrees the Supply Failure has been resolved and manufacturing resumes.

5.15.2

Provided that Customer is not in material or continuous breach of this Agreement and the Supply Failure is not due to or contributed by Customer’s acts or omission, Customer shall be entitled to engage an alternate supplier to manufacture the Batches.  CMC shall support the transfer of the Process and test methods to such alternate supplier (including conducting a technology transfer consistent with the transfer of information described in Clause 15);

Commercial Supply Agreement

5.15.3

CMC will reserve capacity for the remaining aggregate Batch Minimum in the year such that when the Supply Failure ends and manufacturing resumes, the remaining Batch Minimum is to be allocated to the subsequent twelve (12) month period or as agreed to by CMC and Customer.

5.15.4	If Customer engages an alternate supplier, the Minimum Batches obligation shall be reduced by an equivalent number of Batches manufactured by the alternate supplier.
5.15.5	Customer shall not be charged under Clause 5.9 for any failure to meet the Batch Minimum where such failure results from a Supply Failure.
5.15.6

Customer shall not be obligated to pay a Cancellation Fee for Batches that cannot be manufactured or Delivered due to such Supply Failure and Customer shall not be charged under Clause 5.9 for any failure to meet the Batch Minimum where such failure results from a Supply Failure.

5.15.7

At Customer’s sole option, any prepayments for Raw Materials or Batches that cannot be manufactured due to a Supply Failure shall be credited against other payments owed by Customer to CMC under this Agreement.

5.16

Notwithstanding any other provision in this Agreement, CMC shall not, while it is seeking to remedy a Supply Failure and achieve supply reinstatement be deemed in breach of its obligations under this Agreement with respect to the supply of Product, except as set forth in Section 5.15.

6.	PACKAGING, STORAGE, DELIVERY and Examination

Packaging, Storage and Transport

6.1

Unless otherwise agreed, all Product and Deliverables shall be packaged by CMC in accordance with its applicable packaging SOPs and Applicable Laws.  Customer shall inform CMC in advance of any special packaging and labeling requirements and CMC shall accommodate reasonable customer specific packaging requests.

Storage
6.2

CMC shall store at the CMC Facility any such Deliverable for a period of forty-five (45) Business Days after Delivery on behalf of Customer.  Storage of a Deliverable at CMC’s premises after Delivery shall be at Customer’s sole risk and liability except that CMC shall be responsible for damage to such Deliverables to the extent any damage is caused during such storage solely by an act of CMC's negligence, wilful misconduct and/or illegal conduct.  If Deliverables have not been collected by Customer or Customer's Shipping Company forty-five (45) Business Days after Delivery, CMC shall notify Customer of the outstanding collection.  CMC shall be entitled five (5) Business Days after such reminder to continue to store it at a cost to Customer of Five Thousand U.S. dollars ($5,000) per week, unless the

Commercial Supply Agreement

Parties have previously negotiated for longer term storage or Customer informs CMC in writing to dispose of such Deliverables.

Delivery

6.3

CMC shall provide Customer with advance written notice of each anticipated Delivery Date and, in any event, shall provide at least twenty (20) Business Days advance written notice of each Delivery Date.

6.4

Except as set out in Clause 6.5 or in the Specifications, the Product that CMC manufactures pursuant to this Agreement shall be released to Customer Ex Works (Incoterms 2010) at the CMC Facility at 9.00 am on the date specified on CMC's notification to Customer that the Product is available for collection.  The Deliverables will be deemed to have been delivered upon the date Product is so released in accordance with the Quality Agreement (“Deliver”, "Delivery" or "Delivered").  Collection may be arranged at any time during normal business hours on Business Days or such other time as may be agreed by the Parties.  CMC shall not be responsible for or have an obligation to clear for export or import any Deliverables that CMC (or its sub-contractors) generates or manufactures pursuant to this Agreement.

6.5	Data, results, Batch records and Drug History Records shall be delivered by courier with registered delivery or by other electronic means agreed by Customer.
6.6

Customer shall, prior to the collection of the Deliverables, inform CMC of its Shipping Company.  Customer shall coordinate with such Shipping Company for the shipment of the Product and CMC shall not be responsible for any shipping costs of the Shipping Company.  Upon collection, Customer shall be responsible for ensuring that the Deliverables are stored and transported in accordance with the Shipping Guidelines.

6.7

Following their Delivery, Customer shall promptly examine and/or test the Deliverables for any defect or non-conformity, including in the case of Product non-conformity with the Specifications and cGMP standards which Deliverables are specified to meet (a “Defect” or “Defective).  Where any alleged Defect is identified, Customer shall notify CMC by written notice (“Defect Notice”) within forty-five (45) Business Days of Customer’s or its agent’s receipt of the Deliverables and, in the case of Product, the receipt of both the Product and Drug History Records.

Release For Further Processing

6.8

Subject to Regulatory Obligations and cGMP compliance, Customer may, by written notice, request that CMC Deliver Product to Customer prior to CMC issuing a Certificate of Analysis (“Release For Further Processing”).  Any Product that is the subject of Release For Further Processing shall until the applicable Certificate of Analysis is issued by CMC:

6.8.1	not be administered to any living organism;
6.8.2	be handled by Customer with utmost care and attention and treated with caution as if it were an unknown substance;

Commercial Supply Agreement

6.8.3

be accepted at Customer’s sole risk and liability and CMC shall not be liable for any loss or damage caused by Product which is the subject of Release For Further Processing other than for death or personal injury caused by CMC’s negligence, gross negligence or wilful misconduct.

Title and Risk

6.9	Subject to Clause 6.6, title and risk in the Deliverables shall pass to Customer on Delivery.
Examination of Deliverables for Defects
6.10

A Defect Notice must identify (i) the Deliverable and, in the case of Product, the Batch from which the Product was derived, (ii) the date(s) of Delivery, (iii) reasonable detail, including, as applicable, test results, of the Defect, (iv) where applicable full disclosure of the methodology of all analytical tests performed on the Deliverables and the results of those tests, (v) confirmation that the Deliverables have been stored and transported in accordance with applicable Shipping Guidelines, and (vi) where the Customer asserts that the Defect is due to CMC, the reasons why the Customer makes that assertion.  If a Defect in any Deliverable is not notified to CMC in accordance with the provisions and time limits stipulated in Clause 6.6 the Deliverable shall be deemed accepted and free of Defect and Customer shall have no further remedy against CMC in respect of that Deliverable.

Consequences of Defective Product

6.11

Upon receipt of the Defect Notice CMC shall promptly investigate whether or not the Defect is due to CMC’s negligence or failure to comply with its obligations hereunder and shall report to Customer within fifteen (15) Business Days of receipt of the Defect Notice whether it accepts responsibility for the Defect in full, in part or not.

6.12

If a Defect is primarily due to CMC’s fault, and not as a result of any Customer action or inaction or any Third Party (other than an agent of CMC performing Services) then CMC shall replace or rework the Defective Deliverables at no charge to Customer.  CMC shall use Commercially Reasonable Efforts having regard to its other obligations and commercial commitments to third parties and subject to availability of Raw Materials in the timing of such replacement, to replace such Defective Deliverables within one hundred and eighty (180) Calendar Days.

6.13

If there is a dispute regarding whether or not a Deliverable is Defective ("Disputed Deliverable"), then (a) appropriate persons from both Parties will work together to confirm that any method of analysis used to identify the defect in question was performed correctly and in accordance with the regulatory license for the Product.  The Parties will use good faith efforts for a period of thirty (30) days after completing such confirmation to resolve whether the Disputed Deliverable is Defective due to CMC’s failure to manufacture in accordance with this Agreement.

6.14

In the event the Parties cannot resolve their dispute, in the manner described, a mutually agreed-upon independent laboratory, acting as an expert and not as an arbitrator, shall be asked to test the Disputed Deliverable.  The costs of such independent laboratory shall be borne by the Parties equally; provided, however, the Party that is determined to be incorrect

Commercial Supply Agreement

in the dispute shall be responsible for all such reasonable costs and shall reimburse the correct Party for its share of such reasonable costs incurred.  The decision of such independent laboratory shall be in writing and shall be binding on both CMC and Customer.  During the further dispute resolution described above in this section, at Customer’s request, CMC shall use Commercially Reasonable Efforts to supply Customer with replacement Product subject to availability of Raw Materials and capacity in CMC’s Facility, which replacement Product Customer shall purchase on the same terms as Product that is the subject of the independent testing. With respect to all Product that Customer properly rejects, Customer shall destroy all remaining unused Product as soon as possible after CMC’s request and at CMC’s expense.  In no event may Customer use any of the rejected Product for any human clinical testing or trials after it becomes aware of the basis for such rejection (and Customer shall indemnify CMC for all liabilities, costs and damages incurred by CMC resulting from Customer’s breach of this limitation on use).

6.15	The remedies and obligations under Clause 6.12 shall be Customer’s sole remedy for Defective Deliverables but this Clause does not seek to exclude any Parties’ liability for death or personal injury.
7.	BATCH PRICE, PAYMENT TERMS AND MILESTONE PAYMENTS

Reserve Payment and Batch Price

7.1

Pursuant to a Settlement & Amendment agreement dated November 20, 2012 between CMC and Customer and related amendments (“Settlement Agreement”), a fund was established in the amount of $10 million (the “Fund”) to part finance the performance of the Services under the Original CSA.  Pursuant to the Letter Agreement, the Parties agreed to apply $3 million from the Fund to settle a disputed invoice issued by CMC on March 25, 2016, leaving $7 million remaining within the Fund as of the Restatement Date, which will serve as a Reserve Payment under this Agreement.  The Reserve Payment of $7 million shall be applied to the Price of four (4) Binding Batches manufactured by CMC during 2017 (“2017 Batches”), including the price of Raw Materials and other related Services related to Binding Batches.  Any portion of the $7 million Fund not used by close of business, Seattle time by December 25, 2017 shall be paid to the Company on or before December 31, 2017; provided however that any portion of the Fund that can be applied to the Batch Price and any other costs related to any pending 2017 Batches that are in the process of being manufactured shall be retained by CMC.

7.2

The Batch Price in Appendix Two is stated in U.S. Dollars and is exclusive of all taxes, duties, or other fees imposed by or under the authority of any state, government or public authority of any nature (other than taxes on CMC’s income) or any external costs, Raw Materials or shipping and associated costs that CMC incurs to provide the Services, which Customer agrees to pay in addition to the Batch Price in accordance with the terms herein.

7.3

The Batch Price stated in Appendix Two may be adjusted on an annual basis, commencing with the first anniversary of the Restatement Date and thereafter on each anniversary of the Restatement Date in an amount not to exceed the annual percentage change in the latest published version of the Producer Price Index for the most recent twelve (12) month period

Commercial Supply Agreement

ending on the date of the anniversary of the Restatement Date or 3% of the Batch Price of the prior twelve (12) month period, whichever is less. The “Producer Price Index” means the Producer Price Index for Biological Products for human use (PPI Series ID PCU325414325414T) published by the Bureau of Labor Statistics (or if such index is discontinued, the successor index or, if none, such other similar index mutually agreed upon by the Parties). For the avoidance of doubt, if the annual percentage change is negative, the Batch Price will not change (annual percentage change of 0.0% will be applied). For example, the Batch Price stated in Appendix Two shall apply for the first year of manufacture after the Restatement Date.  In the second year following the Restatement Date, the Batch Price shall be the Batch Price stipulated in Appendix Two adjusted by one application of the annual percent change in Producer Price Index as applicable for the 12-month period between the Restatement Date and the 1-year anniversary of the Restatement Date.  The adjustment to the Batch Price shall be a compound adjustment based on the immediately preceding Batch Price. The Batch Price applicable to any particular Batch shall be determined by the Commencement Date.  CMC shall give written notice to the Customer of the new Batch Price schedule at any time the latest version of the applicable Producer Price Index for the anniversary Restatement Date has been published.  Any “true-up” for change in Batch Price due to application of the annual Batch Price adjustment will be invoiced upon release of the Batch to the Customer.

7.4	If there are any material and unforeseen changes in cGMP or manufacturing regulations promulgated pursuant to enabling legislation under a statute that:
7.4.1	are specific to the Product and not of general requirement for biologics contract manufacturing services; or
7.4.2	which result in the financial returns under this Agreement being substantially affected to CMC's detriment other than by the acts or omissions of CMC,

then the Parties shall negotiate in good faith a way to continue the Services while overcoming such financial investment or detriment.  For purposes of clarity, CMC shall bear one hundred percent (100%) of the costs of any changes necessary to comply with changes in cGMP or manufacturing regulations promulgated pursuant to enabling legislation under a statute that are not specific to the Product and relate to a general requirement for biologics contract manufacturing services.

Invoicing & Payment Terms

7.5	All invoices will be in U.S. Dollars and Customer agrees to pay all sums due hereunder in U.S. Dollars.
7.6	CMC will issue invoices in accordance with the provisions of Appendix Two.
7.7	All invoices shall be paid by wire transfer to the following account:

ACCOUNT DETAILS:

Silicon Valley Bank

Commercial Supply Agreement

3003 Tasman Drive

Santa Clara, CA  95054

Routing & Transit #:  121140399

Account #:  3300585916

Unless expressly stated on an invoice to the contrary, all invoices are issued net and if not disputed in good faith in writing before the due date, will be paid in full without any deductions, deferment or set off by Customer within forty-five (45) Calendar Days after issuance of invoice to Customer.  If Customer disputes an invoice, Customer shall notify CMC in writing of the dispute before the due date, which notice must include a description of the dispute.  The Parties shall use Commercially Reasonable Efforts to resolve the dispute as quickly as possible.  If the dispute is not resolved within fifteen (15) Calendar Days after the date of Customer’s notice, the CEOs of the parties shall meet and resolve the dispute. Customer shall, subject to the other terms and conditions of this Agreement, pay amounts due that are not in dispute.

7.8

Raw Materials costs for all Services will be invoiced to Customer as set forth in Appendix Two. If Customer requests CMC purchase Raw Materials in excess of what is needed to meet the Forecast (“Excess Raw Materials”), Customer shall pay to CMC, a sum in respect of CMC’s reasonable storage fees for the Excess Raw Materials purchased by CMC (“Storage Cost”).  CMC shall invoice Customer on a monthly basis for the Storage Cost.

7.9

All shipping costs will be charged with actual shipping fee (if paid by CMC), plus five hundred U.S. dollars ($500) handling fee for domestic shipping destinations and two thousand U.S. dollars ($2,000) handling fee for international shipping destinations. CMC shall use Commercially Reasonable Efforts to issue one (1) invoice for the cost of all Services and external costs, including Raw Materials, Storage Cost, shipping costs and associated costs, unless otherwise agreed to by the parties.

Late Payments

7.10

If the undisputed portion of an invoice is not settled by Customer in full in accordance with this Agreement and after providing the Customer with thirty (30) Calendar Days prior written notice to settle such undisputed portion of an invoice, CMC may, at its discretion:

7.10.1	charge Customer, which Customer will pay, interest at a rate of two percent (2%) per month on the sums overdue on a compounded basis until payment is received in full and/or;
7.10.2

until the portion of the invoice is received in full, and with ten (10) Business Days prior written notice to Customer, suspend the performance of the Services.  Where performance is suspended, CMC shall have no liability to Customer for such suspension or delay in the Timeline and the Batch Price for any Batches that are the subject of a Firm Order or a Semi-Firm Order which are delayed or cancelled as a result of the suspension shall become due and payable by Customer.

Commercial Supply Agreement

Payments due to Customer

7.11	Where any payment, credit or refund is properly due to the Customer under this Agreement, the Customer can elect to:
7.11.1	have that amount refunded to it by CMC on thirty (30) Calendar Days’ notice; or
7.11.2	have that amount set-off against any further amount payable by the Customer under this Agreement or any future agreement the Parties enter into.
7.12

Where Customer elects to have an amount set-off against any further amount payable by the Customer under this Agreement and, subsequent to that credit, the Customer remains entitled to a payment, credit or refund, CMC shall refund that amount to the Customer within thirty (30) Calendar Days of the Customer requesting CMC refund that amount.

8.	Customer Audits, Regulatory Inspections & MATTERS

Audits

8.1	Customer’s audit rights are as set forth in the Commercial Quality Agreement.

Regulatory Inspections

8.2

CMC shall permit, upon reasonable notice and during reasonable times, a competent governmental or regulatory authority body to enter those areas of CMC’s premises concerned with the Services for the sole purpose of observing and inspecting the performance of the cGMP Services and those records of CMC specific to the cGMP Services.  Such inspections are subject to:

8.2.1	the individuals representing such governmental or regulatory authority body obeying and adhering to the rules and regulations in place at CMC concerning health and safety, cGMP and confidentiality.

During any regulatory inspection, CMC shall provide reasonable assistance as requested by the relevant government or Regulatory Authority and shall promptly permit access to, copy and verify records and reports in CMC’s possession, custody or control relating to the cGMP Stages of the Services. If the regulatory inspection is related to the manufacture of the Product, with the exception of inspections associated with maintaining the regulatory license (i.e.. E.G., FDA biennial inspections), or Customer specific, CMC shall be entitled to charge Customer for such work associated with such visits.

      Regulatory Filings and Standards

8.3

During the preparation for filing with any Regulatory Authority of any documentation for the Product which is or is equivalent to the Regulatory Authority’s Chemistry and Manufacturing Controls  portion of an approval application, including any BLA (“Authority Submission”), Customer shall provide CMC with a copy of the relevant Authority Submission portion as well as all supporting documents which have been relied upon to prepare the Authority Submission portion so as to permit CMC to verify that the Authority Submission portion accurately describes the work that CMC has performed and the manufacturing Process that

Commercial Supply Agreement

CMC will perform pursuant to this Agreement. CMC shall provide Customer with its comments within thirty (30) Business Days from receipt of the documents. For clarity, CMC’s thirty (30) Business Day review period applies to the first review of the document.  Subsequent minor reviews and comments shall be provided by CMC to the Customer within ten (10) Business Days from receipt of the documents.

8.4

For clarity, the Parties agree that in reviewing the documents referred to in Clause 8.3 above, CMC’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by CMC hereunder.  As such, CMC shall not assume responsibility or liability for the accuracy of the filings with Regulatory Authorities other than for information provided by CMC in writing and intended for inclusion in regulatory filings. The sole responsibility of the preparation and filing of all regulatory documents with the Regulatory Authorities with respect to the Product shall be borne by Customer.

8.5

Customer shall provide to CMC all documents relating to the Product and services performed hereunder by CMC that are reasonably requested by CMC and required to comply with any Regulatory Authority’s pre-approval inspection of the CMC Facility, including but not limited to, development reports, Chemistry and Manufacturing Controls documentation and stability data, subject to Customer being able to legally provide such documents to CMC.

8.6

At least twenty (20) Business Days prior to filing any documents with any Regulatory Authority that incorporate data generated by CMC, Customer shall provide CMC with a copy of the documents incorporating such data so as to permit CMC to verify the accuracy and regulatory validity of such documents as it related to the CMC-generated data.

8.7

CMC will provide Customer with information and data regarding the manufacture of Product to the extent reasonably requested by Customer or necessary for Customer to prepare and defend any inquiries from the FDA or other Regulatory Authorities to satisfy regulatory requirements with respect to Product.  Without limiting the foregoing,

8.7.1

CMC shall provide regulatory support to Customer for a Regulatory Authority’s pre-approval inspection of the CMC Facility and during review of any Authority Submission at a cost specified in Appendix Two.

8.7.2

Customer will inform CMC of requests for information from Regulatory Authorities during review of an Authority Submission for which CMC support is needed.  CMC will use diligent efforts to adhere with the turn-around times requested by Customer to support such regulatory responses.

9.	Warranties

Customer Warranties

9.1	Customer warrants and represents to CMC that:

Commercial Supply Agreement

9.1.1

to the best of its knowledge, it has the right to supply and deliver to CMC the Customer Materials (including the Cell Line provided by or on behalf of Customer where applicable) and the Customer Intellectual Property Rights for use in the performance of the Services and the manufacture of Product pursuant to this Agreement;

9.1.2

to the best of its knowledge, the Materials and Safety Data Sheet for the BDS and Cell Line is    accurate and the Cell Line provided by or on behalf of Customer and any Customer Materials are free from all contaminants including, without limitation, virus, bacteria or other vectors and if handled and used in accordance with the recommendations and guidelines in the Materials and Safety Data Sheet supplied by Customer will not cause a health hazard or biohazard;

9.1.3	to the best of its knowledge the use of any of the Cell Line, Customer Materials,

Customer Intellectual Property Rights, the Process and the manufacture of Product does not infringe any Intellectual Property rights of third parties;

9.1.4	the license of Customer Intellectual Property Rights to CMC for the Services is lawfully granted; and
9.1.5

      to the best of its knowledge the Cell Line and Process provided by or on behalf of the Customer and Customer Materials are viable, adequate and suitable for the effective performance of the Services and manufacture of the Product according to the Specification and it knows of no reason (suspected or otherwise) why the Objective cannot be achieved or the Services successfully performed and the information regarding the Cell Line and the Process provided to CMC by or on behalf of the Customer is complete and accurate.

9.1.6

to the knowledge of Customer there is no claim, suit, proceeding or investigation pending or threatened against Customer or its Affiliates which might prevent or interfere with Customer’s or CMC’s performance under this Agreement.

CMC Warranties

9.2	CMC warrants and represents to Customer that:
9.2.1

it has the necessary permits, facilities, Third Party contractors and skilled personnel necessary of a biologics contract manufacturer for the regular provision of manufacturing and development services of biologic material and required for performance of the Services in accordance with this Agreement;

9.2.2

all Deliverables shall be Delivered free of encumbrances or liens but for the avoidance of doubt no warranty is given in this Clause 9.2.2 in respect (i) non-infringement of Third Party Intellectual Property Rights, or (ii) freedom to use;

9.2.3	to the best of its knowledge, the CMC Intellectual Property Rights used in the Services and the performance of the Services do not infringe Third Party Intellectual

Commercial Supply Agreement

Property rights except that no warranty is given to the extent that infringement arises due to the combination of CMC Intellectual Property Rights used together with the Cell Line, Process, Customer Materials and Customer Intellectual Property Rights but that CMC shall promptly notify Customer if it receives notice that its manufacture of Product infringes a third party Intellectual Property right;

9.2.4

where the Services are to be performed according to cGMP, CMC shall apply the appropriate cGMP standards to the performance of such Services and perform the Services in accordance with the Commercial Quality Agreement; and

9.2.5	the Product when Delivered to Customer and released with a Certificate of Analysis by CMC, shall comply with the Specifications and cGMPs applicable to the Product;
9.2.6	to the knowledge of CMC there is no claim, suit, proceeding or investigation pending or threatened against CMC which might prevent or interfere with CMC’s performance under this Agreement; and
9.2.7	Product Delivered and released with a Certificate of Analysis by CMC will have been stored, shipped or prepared for shipment by CMC up to the point of Delivery in accordance with all applicable cGMPs.

Mutual Warranties

9.3	Each Party warrants and represents to the other that:
9.3.1

it has the right and corporate authority to enter into this Agreement and the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

9.3.2

it shall obtain and during the Term maintain in force all appropriate permits and regulatory licenses required in connection with such Party’s handling, transport and storage of the Cell Line and Product; and

9.3.3

neither Party shall perform any actions that are prohibited by local and other anti-corruption laws (including the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties.  Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

Exclusion of other express and implied warranties

9.4

Except as provided in this Agreement, to the maximum extent permitted by the applicable law of this Agreement, except for those express warranties set out above, the Parties neither make nor give any other express or implied (whether by statute, custom or otherwise) warranties in relation to each of their respective obligations, duties or activities owed or

Commercial Supply Agreement

performed under this Agreement and hereby exclude any other such express or implied warranty in respect of that subject matter.
10.	Confidential Information
10.1

In consideration of one Party (the “Disclosing Party”) making available its Confidential Information to the other (the “Recipient Party”), the Recipient Party hereby undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

10.1.1	treat and safeguard as private and confidential all the Confidential Information of the Disclosing Party;
10.1.2

use the Confidential Information of the Disclosing Party only during the Term for those purposes reasonably necessary to perform its obligations or exercise its rights under this Agreement and without prejudice to the generality of the foregoing, not use any Confidential Information of the Disclosing Party to obtain any commercial advantage over the Disclosing Party;

10.1.3

ensure the proper and secure storage of all Confidential Information of the Disclosing Party applying standards of care reasonably expected and no less stringent than standards applied to protection of Recipient Party's own confidential information; and

10.1.4

not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly, any of the Confidential Information of the Disclosing Party to any person whatsoever except its Permitted Recipients, and then only on a limited need to know basis, who shall be informed by it of the confidential nature of such Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them;

10.2	The obligations in this Agreement regarding Confidential Information do not apply to information:
10.2.1	which, at the time of its disclosure by the Disclosing Party, was wholly available to the public;
10.2.2

which becomes generally available to the public after such disclosure otherwise than by reason of a breach of any of the undertakings in this Agreement, including any breaches of confidence by the Recipient Party or its Permitted Recipients;

10.2.3	which is, at the time of such disclosure and as evidenced by the Recipient Party's written records, lawfully already within its possession; or
10.2.4	was independently discovered or developed by the Recipient Party without the use of or reference to the Disclosing Party’s Confidential Information as evidenced by written records.

Commercial Supply Agreement

10.3

In addition, notwithstanding Clause 10.1, the Recipient Party may disclose Confidential Information to the extent the disclosure is required by Applicable Law or a valid order of a court or other governmental body having jurisdiction; provided, however, that the Recipient Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a reasonable effort to assist the Disclosing Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued.   Notwithstanding anything to the contrary herein, Customer may use and disclose Confidential Information of CMC in preparing and submitting BLAs to Regulatory Authorities or marketing Products with CMC’s prior written consent, which shall not be unreasonably withheld.

10.4

Other than the limited and restricted rights of use set out in this Clause 10 nothing in this Agreement intends to or has the effect of granting any right, title, license or interest in or to the Recipient Party or Permitted Recipients in respect of the Disclosing Party's Confidential Information.

10.5

If the Recipient Party or any of its Permitted Recipients is/are compelled to disclose any Confidential Information in the circumstances described in Clause 10.3 of this Agreement or a breach or threatened breach of this Clause 10 occurs or becomes apparent, the Recipient Party shall inform the Disclosing Party in writing of such obligation or fact as soon as possible after it is informed, or becomes aware, of it and if possible, before any Confidential Information is disclosed, so that (if the Disclosing Party in its absolute discretion shall see fit) a protective order or other appropriate remedy may be sought. The Recipient Party agrees to assist and co‑operate (and shall procure that each of its Permitted Recipients shall, as appropriate, assist and co-operate) in any action which the Disclosing Party may decide to take.

10.6

Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirers, merger partners, licensees, sublicensees, investors and professional advisors on a need to know basis and to its board of directors in connection with the corporate governance of such Party.  Except as otherwise provided for in this Agreement (including this Clause 10.6) or otherwise required by law or administrative authorities, neither Customer nor CMC shall disclose any terms or conditions of the Agreement to any Third Party without the prior written consent of the other Party.

10.7

At the request of the Disclosing Party, the Recipient Party shall promptly destroy (on request) or return to the Disclosing Party any and all Confidential Information (including copies of documents, computer records and records on all other media) then in its possession or under its control except where such Confidential Information is covered under surviving license rights between the Parties. Notwithstanding the foregoing, the Parties may retain copies of any document containing the Disclosing Party's Confidential Information solely for the purpose of determining the scope of the obligations under this Agreement or to comply with regulatory obligations.  Further, the Recipient Party shall not be required to

Commercial Supply Agreement

return or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by their automatic or routine archiving and back-up procedures.
10.8

The Parties acknowledge that they have received Confidential Information under other agreements between each other.  The Parties hereby agree that Confidential Information received under those earlier agreements may be used for the purposes of performing the Services under this Agreement or exercising rights under this Agreement.

10.9	The provisions of this Clause 10 shall survive expiration or termination of the Agreement for a period of 10 years.
10.10

For the avoidance of doubt, the provisions of this Clause 10 do not restrict the Customer’s right to disclose or otherwise deal with the Deliverables after such Deliverables have been Delivered to the Customer.

11.	Intellectual Property

Pre-Existing Intellectual Property

11.1

Any Intellectual Property owned by a Party or licensed by a Third Party to a Party as of the Restatement Date or before the commencement of the Services (“Pre-Existing IPR”) shall remain the sole and absolute property of the Party that owned or was licensed to use such Pre-Existing IPR.  Nothing in this Agreement shall act as any assignment or transfer of the Pre-Existing IPR.   The Pre-Existing IPR shall not be licensed to the other Party under this Agreement unless an express license is granted hereunder.

CHEF1 Technology

11.2

Notwithstanding anything to the contrary in this Agreement, CMC retains sole ownership of all right, title and interest in (a) the CHEF1 Technology; (b) any polynucleotides or vectors comprising any CHEF1 Technology and any host cells transfected with those polynucleotides or vectors; (c) all Intellectual Property rights in any of (a) or (b); and (d) all improvements or modifications to any of (a), (b) or (c) (collectively, “CHEF1 Property”).  Nothing in this Agreement grants or obligates CMC to grant any rights in the CHEF1 Property to Customer or any third party.

Customer's grant of Intellectual Property License for the Services
11.3

The Customer hereby grants to CMC for the Term a non-exclusive, royalty-free, sublicensable to Affiliates, limited license in respect of Customer Intellectual Property Rights solely to the extent the same is required and necessary for the proper performance of the Services.  This license:

11.3.1	does not prevent the Customer from granting a license to or making any use of its Pre-Existing IPR; and
11.3.2	terminates automatically upon the expiry or termination of this Agreement, whichever is the earlier.
Intellectual Property created in the course of the Services

Commercial Supply Agreement

11.4

Without affecting Clauses 11.1 and 11.2, all data, results, information, processes, materials, trade secrets, know-how and corresponding Intellectual Property newly generated by CMC exclusively in its performance of the Services and which is related to the Product and is not useful for general biologics manufacturing activities shall be owned by Customer (“Customer Agreement IPR”).  CMC shall cooperate with Customer and execute any appropriate documents to fully effect the foregoing.

11.5	All Intellectual Property other than Customer IPR generated by CMC under the Services shall be owned by CMC (“CMC IPR”).

License to CMC IPR

11.6

CMC hereby grants to Customer a general, royalty free, sub-licensable, worldwide license to use CMC Intellectual Property Rights or CMC IPR to the extent that the same is necessary or useful for the exploitation (including to make, have made, use, sell, offer for sale, distribute or import) of the Product or use of the Cell Line or Process to manufacture Product.  Except to Permitted Recipients or as otherwise provided in this Agreement, nothing in the foregoing shall permit Customer to make any disclosure of Confidential Information or CMC's Know-How to a Third Party without the express prior written consent of CMC.  This license does not prevent CMC granting a license to or making any use of CMC Intellectual Property Rights or CMC Agreement IPR.

Right to file for protection

11.7

Each Party may file patent protection on any Intellectual Property it owns in accordance with this Clause 11 above and the other Party shall promptly upon request co-operate at the requesting Party’s reasonable expense, with any requests to assist or enable the Party’s protection including but not limited to signing and delivering documents and other information necessary for the valid application and prosecution of any such patent.

Party’s Names & Press Release

11.8

Except as otherwise provided for in this Agreement or required by Applicable Law, neither Party shall use the name of the other Party or of the other Party’s Affiliates, directors, officers or employees in any advertising, news release, publication or other without the prior consent of the other Party, which shall not be unreasonably withheld or delayed.

12.	Indemnities and Liability

CMC’s Indemnity

12.1

Customer shall indemnify, defend and hold harmless CMC and each of its directors and officers and Testing Laboratories (the “CMC Parties”) against any and all losses, demands, liabilities, damages, costs and expenses (including but not limited to, court costs and reasonable documented attorney’s fees and expenses together with any applicable taxes thereon) ("Losses") arising out of any claim, action of proceeding (“Claims”) that the CMC Parties may or have suffered or incurred directly as  a result of the following:

12.1.1	any third party claim of infringement or alleged infringement or breach of any Third Party Intellectual Property rights by CMC’s use of the Cell Line, Process, Customer

Commercial Supply Agreement

Intellectual Property Rights, Customer Materials in the performance of the Services or manufacture of Product hereunder;
12.1.2

any third party claims resulting from the use, handling, distribution, marketing, safety or sale of the Product or BDS, including any derivative, conjugated form or formulation of the same, by or on behalf of Customer;

12.1.3	Any Recall other than one for which CMC is responsible pursuant to Clause 13.3;
12.1.4

any contamination or damage to CMC’s operations or CMC Facility caused by the Cell Line or Customer Materials except to the extent such Cell Line and Customer Materials were not handled in accordance with this Agreement or the guidelines set out in the Materials and Safety Data Sheets;

12.1.5	any use, handling, distribution, marketing, safety or sale by or on behalf of Customer of Product which was the subject of a Release for Further Processing in accordance with Clause 6.13; or
12.1.6	any acts or omissions of an auditor of Customer while on CMC’s premises.

The foregoing indemnities shall not apply to the extent the Losses or Claims arose from CMC's or any of its representatives or contractors (including Testing Laboratories) negligence, gross negligence, breach of this Agreement, or wilful misconduct or are covered by an indemnity under Clause 12.2.

Customer’s Indemnity

12.2

CMC shall promptly indemnify, defend and hold harmless Customer and each of its directors and officers, employees, agents, contractors or representatives (“Customer Parties”) against any and all Losses arising out of any Claim that the Customer Parties may or have suffered or incurred directly as a result of the following:

12.2.1	third party claim due to a material inaccuracy in a Certificate of Analysis such that certified Product at the time of Delivery does not meet Specification when certified to meet Specification;
12.2.2	third party claim to the extent caused by CMC’s failure to manufacture Product or BDS according to cGMP, the Process or the Specifications; or
12.2.3

any third party claim of infringement or alleged infringement or breach of any Third Party rights including Intellectual Property rights by CMC to the extent such infringement is due to CMC’s use of the CMC Intellectual Property Rights in the performance of the Services, but excluding claims where such use is in combination with the Cell Line, Customer Materials, Process or Customer Intellectual Property Rights.

Commercial Supply Agreement

The foregoing indemnities shall not apply to the extent the Losses or Claims arose from the Customer or any of the Customer Parties' negligence, gross negligence, breach of this Agreement or wilful default or are covered by an indemnity under Clause 12.1.

Indemnification Procedure

12.3	The Party (the "Indemnitee”) that intends to claim indemnification under this Clause 12 shall:
12.3.1

promptly, and in any event within twenty-one (21) Calendar Days of it receiving notice of the Claim, threat or action, notify the other Party (the "Indemnitor”) in writing in general terms of any Claim, threat or action which has or has the potential to give rise to the Indemnitee seeking to rely on and claim the benefit of the indemnification together with notification of the Indemnitee's intention to rely on such indemnity, provided that, failure to give such notice shall not relieve the Indemnitor of its indemnification obligations except and only to the extent such failure actually and materially prejudices the ability of the Indemnitor to defend against such Claims;

12.3.2	not prejudice any defence to any Claim or attempt to settle or compromise such claim;
12.3.3	shall comply with the procedure in Clause 12.3.1 except that nothing shall prevent it from complying with the procedural requirement of any proceedings which have been commenced;
12.3.4

subject to its other rights and obligations and compliance with the procedures set out in this Clause 12 permit the Indemnitor to have overall control of the conduct of the negotiations and the proceedings including any counterclaim;

12.3.5	cooperate as reasonably requested by the Indemnitor, at the Indemnitor's expense, in the conduct of such Claim (and any counterclaim); and
12.3.6	have the right (at the Indemnitor's expense) to instruct independent counsel and participate in all proceedings and negotiations whether named or not as a party in the Claim or proceedings.
12.4

Notwithstanding any other provision in this Clause 12, the Indemnitor shall not settle or consent to an adverse judgement in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations (financial or otherwise) on such Indemnitee, without the prior express written consent of such Indemnitee (such consent to be at the Indemnitee's sole discretion).

12.5

In the event of a claim under Clause 12.2.3, the Parties shall promptly and in good faith discuss ways, whether by modifications to the Services or Product, licensing or otherwise, to settle or overcome the Claim. In the event that legal proceedings are commenced by a Third Party, the Parties shall use their best endeavours to conduct such discussions as

Commercial Supply Agreement

expeditiously as possible.  If the Parties are unable to agree to a solution to avoid the infringement within thirty (30) days of good faith negotiations, CMC may, upon written notice to Customer, suspend the infringing Services without liability.

Insurance
12.6

Customer shall procure from a reputable insurance carrier commercial general liability insurance including coverage for product liability with a combined single limit of no less than fifteen million dollars ($15,000,000) per occurrence and fifteen million dollars ($15,000,000) in the aggregate pursuant to a claims made policy.  Customer will maintain such insurance during the Term of this Agreement and for three (3) years after the last sale of a Commercial Product. Upon reasonable request, Customer will deliver a certificate of insurance evidencing such coverage and an endorsement of additional insured in favour of CMC.

12.7

CMC shall maintain, at its expense comprehensive general liability insurance and workers compensation insurance, including product liability insurance, in the amount of five million dollars ($5,000,000)] per occurrence and twenty million dollars ($20,000,000) in the aggregate.  All insurance required under this Agreement shall be maintained during the Term, and CMC shall from time to time provide copies of certificates of such insurance to Customer upon reasonable request.  Notwithstanding the preceding sentence, CMC shall be obligated to maintain product liability insurance obtained by it pursuant to this Clause 12.7 during the Term and after expiration or termination of this Agreement for a period three (3) years following the Commercial Product expiration date for the last lot of Commercial Product delivered hereunder.

12.8

Each Party will provide the other Party evidence of such coverage upon request.  Each Party will provide the other Party with at least thirty (30) days’ written notice prior to non-renewal, termination or modification of their respective insurance coverage as described above.

Limitation of Liability

12.9

The Parties represent and acknowledge that they have negotiated the terms of this Agreement and have reached agreement on the terms based on their own assessment of their own risks, liabilities and rewards in connection with this Agreement and the Product in addition to having had the benefit of professional legal advice and accordingly the Parties agree that without prejudice to the terms of Clauses 16, 12.10 and 12.11, CMC’s aggregate liability to Customer for any loss or damage suffered by Customer as a result of breach of this Agreement or of any other liability (including but not limited to negligence, misrepresentation or claim under the indemnities) in respect to any claim arising under this Agreement or in connection with the Services shall be limited to the lesser of the total Price of the Services actually paid to CMC in the twelve (12) month period preceding the occurrence of the event giving rise to the claim or five million dollars ($5,000,000 USD).

12.10	Without prejudice to Clause 12.11 neither CMC nor Customer shall be liable for any loss or damage howsoever caused (even if foreseeable or in the contemplation of CMC or Customer) in respect of:

Commercial Supply Agreement

12.10.1	loss of indirect profits, business, business opportunities or revenue; and
12.10.2	special, indirect or consequential loss.
12.11

Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability for (i) gross negligence; (ii) liability for any fraud or fraudulent misrepresentation; (iii) amounts owed by a Party under Appendix Two; or (iv) claims indemnified by Customer under Section 12.1.

13.	PRODUCT RECALL
13.1

Subject to Clause 13.3.1, the costs and obligations with respect to any Recall of Product and handling enquiries and contacts from any Regulatory Authority relating to any Recall of Product shall be the responsibility of Customer. Customer shall notify all Regulatory Authorities having jurisdiction over Product (whether or not the issue arose in the jurisdiction controlled by the Regulatory Authority) of any Recall, and shall be responsible for coordinating all necessary activities regarding the action taken.  CMC shall, at Customer’s expense, provide all reasonable assistance to Customer in connection with any Recall.  The Parties agree to keep each other advised of any Recall, the progress of undertaking any Recall, and to exchange copies of such documentation as may be reasonably required, to assure regulatory compliance with a Recall.

13.2

If either Party has reason to believe that any Product (whether the Product itself or particular Batch(es)) should be Recalled, such Party shall promptly inform the other in writing, to also include the reasons and explanations for the Recall, prior to taking any such action.  In addition, Customer shall give CMC prompt written notice of any Recalls that Customer believes were caused by or may have been caused by CMC’s failure to comply with its obligations under this Agreement.

13.3

If any Product is Recalled for safety reasons or due to a mandatory notification from a Regulatory Authority dictating the Recall and, in either case, such reasons are solely as a result of CMC’s failure to manufacture Product in accordance with the terms of this Agreement or cGMP (“CMC Failure”), then CMC shall, subject to Clause 12, reimburse Customer for all reasonable expenses incurred by Customer in undertaking the Recall of those specific Products which are the subject of a CMC Failure.  Such payment shall be made within forty-five (45) days after Customer providing CMC with an invoice for such costs.  If CMC disputes that the Recall is:

13.3.1

due to safety reasons or mandatory notification from a Regulatory Authority dictating the Recall then the Parties shall mutually select a regulatory expert to evaluate whether the Recall was appropriate to address the safety reason or comply with the Regulatory Authority’s notice (as applicable); and/or

13.3.2	due to CMC’s CMC Failure, then the Parties shall mutually select an independent laboratory to evaluate whether the Product is defective due to CMC’s CMC Failure; and

Commercial Supply Agreement

the evaluation(s) by the regulatory expert and/or independent laboratory shall be binding on the Parties (other than where such decision is a manifest error). If such evaluation substantially supports CMC’s basis(es) for the dispute, then CMC shall not be responsible for any costs of the Recall.  Subject to Clauses 9 and 12, any payment by CMC under this Clause 13.3 shall be Customer’s sole remedy for the costs of the Recall.

13.4	In all circumstances other than those explicitly identified under Clause 13.3, Customer shall be responsible for all costs and expenses in undertaking any Recall.

14.	Term and Termination
14.1

The Original CSA governed the relationship between the Parties from the Original Effective Date to the Restatement Date.  This Agreement shall commence on the Restatement Date and will, subject to earlier termination in accordance with this Clause 14 or otherwise, continue for a term of five (5) years from the Restatement Date (the “Term”). The term of this Agreement may be extended beyond the then current Term for two-year periods with no less than twenty – four (24) month notice before the expiry of the Term.

14.2

Upon Customer reaching a decision not to extend the Term with an Additional Term (i) it shall within ten (10) Business Days of that decision provide written notice to CMC of its intention; and (ii) Customer shall not be entitled to seek extension of the Term under the provisions of Clause 14.

             Events of Termination

14.2	Either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon prior written notice to the other Party (“Defaulting Party”) if:
14.2.1

the Defaulting Party fails to pay any undisputed sum payable under this Agreement within sixty (60) Calendar Days of notice demanding payment served after expiry of the original payment term stipulated in Clause 7;

14.2.2

the Defaulting Party commits a material breach of its obligations under this Agreement and (i) if the breach is capable of remedy, fails to remedy it during a period of thirty (30) Calendar Days starting on the date of receipt of notice from the Non-Defaulting Party generally identifying the breach and requiring it to be remedied, or (ii) if the breach is CMC's breach in the manufacture or performance of a Batch (including but not limited to a Supply Failure as per Clause 5.15), CMC fails to commence manufacture of a replacement Batch within twelve (12) months of receipt of notice from the Non-Defaulting Party generally identifying the breach and requiring it to be remedied;

14.2.3

the Defaulting Party is (i) generally unable to pay its debts as they become due; or (ii) has an administrator appointed or administration order made against it or an order for winding-up or dissolution made (otherwise than in the course of a bona fide reorganisation previously approved in writing by the Non-Defaulting Party) or liquidator appointed and such step is not withdrawn within sixty (60) Calendar days;

Commercial Supply Agreement

14.2.4	any material permit or regulatory license is permanently revoked preventing the performance of the Services by the Defaulting Party.

For purposes of this Agreement and, without limitation, the assessment of a material breach under this Clause 14.2.4 or otherwise, the failure to manufacture Batches by CMC from time to time (including during a Supply Failure) shall not be deemed a material breach provided that CMC shall have during the Term with reasonable consistency (but for the occasional default) Delivered non-Defective Product to Customer in material compliance with its obligations under this Agreement.

14.2.5 Customer may terminate this Agreement for any reason and without breach upon the greater of (i) twelve (12) months written notice or (ii) the duration (in months) of all Firm Orders and Semi-Binding Orders then on order by Customer and in effect at the time of written notice to terminate.

Effect of Termination

14.1	Upon termination of this Agreement, Customer shall pay to CMC:
14.1.1

payments due by Customer to CMC in respect of Services performed in accordance with the terms and conditions of this Agreement up to and including the day of such termination, in full for all completed Services and for partially completed Services a sum calculated on a pro-rata basis having regard to the Price for the cancelled Services (fairly determined by the Project Team having regard to man hours, materials, profit element and irreversible commitments incurred by CMC);

14.1.2	according to Customer being the Defaulting Party under Clause 14.3:
14.1.2.1

in respect of Firm Orders and Semi-Firm Orders in existence at the date of termination, a payment calculated as (i) the total Batch Price in respect of all pending, outstanding and undelivered Binding Batches (including the binding portion of a Semi-Firm Order) that have not been Delivered at the time of termination, provided, that in no event shall such amount to be paid to CMC be less than the total price of three (3) full batches, and CMC shall deliver to Customer all such Batches dispositioned but not Delivered as of the effective date of termination and paid for by Customer pursuant to this clause;

14.1.3	payments due at the time of termination pursuant to Clauses 5.9, 5.10, 7.5, 14 and/or Appendix Two are to be made within ninety (90) days;
14.2

Upon termination of this Agreement for any reason, provided the Customer has paid all undisputed sums outstanding and which are properly due under this Agreement, CMC shall, within forty-five (45) Calendar Days of the date of termination of this Agreement, provide the Customer with all Deliverables then manufactured or generated and all transferable work in progress and all Product then manufactured.  CMC shall not be obliged to transfer any materials pursuant to this Clause where the Customer has not paid CMC all sums

Commercial Supply Agreement

properly due within forty-five (45) Business Days of the date of termination of this Agreement.

Survival

14.3

Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of either CMC or Customer arising under or out of this Agreement and all provisions which are expressed to survive this Agreement and the provisions of Clauses 1.1., 1.2, 1.3, 3, 6.10 – 6.15, 7.4, 7.10, 9 – 12, 13.3 and 14 - 18 shall survive termination or expiry and remain in full force and effect.

15.	TECHNOLOGY TRANSFER
15.1

Upon (i) termination or during the notice period regarding termination of this Agreement or the Services other than where termination is for material breach by Customer or (ii) on expiry of this Agreement; Customer may by written notice to CMC seek assistance from CMC with respect to the transfer to another manufacturer of the then-current Process and test methods solely for the purpose of manufacturing and testing the Product ("Technology Transfer").  Following CMC’s receipt of such notice, the Parties will establish, in good faith, a schedule and plan for effecting such transfer and CMC will thereafter co-operate with Customer in implementing such plan as agreed by the Parties.  As part of the Technology Transfer, CMC will make available for collection, subject to any Regulatory Obligations, all Customer Materials, Cell Line and one copy of all documentation (to the extent not previously delivered to Customer) generated pursuant to the Services up to the date of termination or expiry including batch records, development and validation reports and production process documentation, test method SOPs and method development and validation reports.

15.2

The obligations on CMC in respect of the Technology Transfer shall only be exercisable by Customer within a period of nine (9) months after the date of termination by either party or expiry (whichever is the earlier) and CMC shall not be obliged to commit any greater human resources in the Technology Transfer than sixty (60) FTE days. In the event Customer engages a second source of supply, CMC agrees to work jointly with Customer in the Technology Transfer to that second source of supply. Customer shall pay, CMC's costs providing the Technology Transfer at a daily FTE rate set out in the Work Statement executed for the Technology Transfer.  The Customer will not, and CMC will not be obliged to, transfer any CMC Know-How pursuant to this Technology Transfer until the contract manufacturer to whom the process is transferred enters into a limited royalty-free license and confidentiality agreement reasonably acceptable to and with CMC in order to protect CMC's Know-How and Confidential Information.

16.	FORCE MAJEURE
16.1

CMC shall not be held liable or responsible to Customer nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of CMC or its permitted

Commercial Supply Agreement

subcontractors including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labour disturbances, other substantial similar acts of nature, omissions or delays in acting by any  administrative authority, government agency or other Party (a “Force Majeure Situation”).

16.2

CMC shall notify Customer in writing of any Force Majeure Situation which prevents CMC from complying with an obligation under this Agreement.  If a Force Majeure Situation continues for more than three (3) months after notice of such Force Majeure Situation is served, and is adversely affecting the performance of this Agreement, each Party which is will have the right, on thirty (30) days’ advance written notice to terminate this Agreement.  In the case of such termination, Customer will not have a right to reimbursement for any sums paid under this Agreement for which Services have been rendered or any claim for damages solely as a result of the termination of this Agreement or non-performance of the Services due to such Force Majeure Situation.  Customer shall account to CMC for any sums due under this Agreement in respect of Services performed up to and including the day of the first day of the Force Majeure Situation giving rise to the termination when CMC has been unable to undertake the Services or any part thereof from that date, or from the date of termination where CMC has been able to undertake the Services or parts thereof notwithstanding the Force Majeure Situation.  This Clause 16.2 shall not apply to excuse either Party’s payment obligations under this Agreement nor relieve Customer from the payment of Firm Orders.

17.	APPLICABLE LAW, JURISDICTION and DISPUTE RESOLUTION

Applicable Law

17.1

This Agreement shall be interpreted and governed, and all rights and obligations of the Parties shall be determined, in accordance with the laws of the State of Delaware (regardless of choice of law provisions).  The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

17.2

Before resorting to litigation, unless emergency relief is required by either Party when either Party shall be free to resort to litigation, the Parties shall use their reasonable efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement (or its construction, validity or termination) (a "Dispute"). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the Parties, either Party may give to the other a notice in writing (a "Dispute Notice"). Within seven (7) days of the Dispute Notice being given the Parties shall each refer the Dispute to their respective Chief Executive Officers who shall meet in order to attempt to resolve the dispute. If within thirty (30) days of the Dispute Notice (i) the Dispute is not settled by agreement in writing between the Parties or (ii) the Parties have failed to discuss the Dispute or use good faith negotiations, the Dispute may be submitted to and finally be settled by the Courts of or sitting in the State of New York.  Nothing in this MSA shall prohibit (nor force) the Parties to submit to any other dispute resolution forums as they may between themselves subsequently agree to or discuss.

Commercial Supply Agreement

18.	MISCELLANEOUS

Fundamental Change

18.1	The occurrence of a Fundamental Change shall not relieve CMC of its responsibility for performance of its obligations under this Agreement. CMC must promptly:
18.1.1	notify Customer as soon as CMC is aware that a Fundamental Change has occurred or is reasonably likely to occur;
18.1.2

upon request, provide to Customer such further information and written assurances, from CMC and its successors that there will be no adverse consequences to the supply of Product to Customer or the performance of CMC obligations under this Agreement resulting from the occurrence of the Fundamental Change. Without prejudice to the generality of this Clause 18.1.2, Customer may seek written assurances from CMC and its successors relating to CMC’s ongoing corporate and management culture, capacity, capability and financial viability.

18.2	Neither CMC not its successor shall be entitled to terminate this Agreement as a result of a Fundamental Change.

Amendment

18.3

Other than as provided for elsewhere in this Agreement in respect of the Timeline, any modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall only be valid if it is in writing and signed by or on behalf of each Party to this Agreement. No modification or variation of this Agreement shall be valid if made by e-mail.

18.4

Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

Assignment

18.5

This Agreement may not be assigned by either Party without the prior written consent of the other Party except that a Party may otherwise assign its respective rights and transfer its respective duties to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of its merger or consolidation or similar transaction.

18.6	An assignment by either Party will not release that Party of any obligation to the other Party under the terms of this Agreement.

Commercial Supply Agreement

Entire Agreement

18.7

This Agreement, and the documents referred to in it, constitutes the entire Agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement.   If any term of this Agreement conflicts with any term of the Commercial Quality Agreement, the conflicting term of this Agreement shall prevail.

Waiver and Amendment

18.8

In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

Severability

18.9

If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree, in the circumstances referred to in this clause to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the Parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

Notices

18.10

Any notice or other communication given or made under this Agreement shall be in writing and in English and signed by or on behalf of the Party giving it and shall be served by hand, delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail, to the address and for the attention of the relevant Party set out in this Clause 18.10 (or as otherwise notified by that Party hereunder). Any such notice shall be deemed to have been received:

18.10.1	if hand delivered or sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;
18.10.2	if sent by post (other than by prepaid recorded or special delivery post), 5 (five) Business Days from the date of posting; or
18.10.3	if sent by airmail (other than by prepaid international recorded airmail), 5 (five) Business Days from the date of posting;

Provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs

Commercial Supply Agreement

after 5.00p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00a.m. on the next Business Day.

The addresses of the Parties for the purposes of this Clause 18.10 are:

CMC ICOS Biologics, Inc.

22021 20th Avenue SE

Bothell, WA, USA 98021

For the attention of:

Legal Department

Aptevo Biotherapeutics LLC.

2401 4th Avenue, Suite 1050

Seattle, WA, USA 98121

or such other address as may be notified in writing from time to time by the relevant Party to the other Party. Any such change to the place of service shall take effect five (5) Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

Counterparts

18.11

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement is not effective until each Party has executed at least one counterpart.

No partnership or agency

18.12

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorise either Party to act as agent for the other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power). Each Party is entering into this Agreement as principal not agent, and may not enforce any of its rights under or in connection with this Agreement for the benefit of any other person.

Commercial Supply Agreement

THIS AGREEMENT has been executed by or on behalf of the Parties on the Restatement Date.

Signed on behalf of CMC ICOS Biologics, INC. by Name: ________________________________ Position: ______________________________	) ) ) ) ) ) ) ) )
Signed on behalf of APTEVO BIOTHERAPEUTICS LLC. by Name: ________________________________ Position: ______________________________	) ) ) ) ) ) ) ) ) ) ) )

Commercial Supply Agreement

APPENDIX ONE

Product specification and list of relevant quality documents

Commercial Supply Agreement –47

APPENDIX TWO

Batch Price and Payment Terms

Pricing

Batch Prices for incremental orders in a given year are based on the table below and shall be implemented on January 1, 2018. The price is adjusted by the US Producer Price Index for Biological Products for human use (PPI Series ID PCU325414325414T) published by the US Bureau of Labor Statistics on an annual basis or 3%, whichever is less.

Incremental Batch # in a Campaign	Price for incremental orders in a Campaign
1-2	$ 1.30M
3-5	$ 1.261M
6-8	$ 1.235M
9+	$ 1.170M

Example:  The Batch Price for six back to back Batches in a Campaign shall be as follows – Batches 1-2 charged at $1.30M/Batch, Batches 3-5 charged at $1.26M/Batch, Batch 6 charged at $1.235M/Batch.

•	Orders of a single Batch or multiple Batches ordered during a Calendar Year not in a Campaign shall be is at Full Price.

Payment Terms

Payment terms shall not become effective and no payment shall be due until January 1, 2018.

•	15% of Batch Price as a Deposit nine (9) months prior to vial thaw.
•	35% of Batch Price at vial thaw.
•	25% of Batch Price upon release of each Batch by CMC Quality.
•	25% of Batch Price upon Batch release by Customer Quality.

Raw Materials:

Commercial Supply Agreement –48

Customer Owned Raw Materials:  For the following Raw Materials, CMC will order these Raw Materials in advance of manufacturing as needed to maintain reasonable inventory for anticipated manufacturing.  The cost of these Raw Materials will be billed to the Customer, plus ten percent (10%), when the Raw Materials are ordered, with payment due within thirty (30) days from the invoice date.

                        Customer Owned Materials:

▪	Soy Powder
▪	Basal Media18 Powder 100L
▪	Basal Media 18 Powder 10L
▪	Basal Media 19 Powder 100L
▪	Resins

Estimated Bill of Materials Invoice:  Estimated cost of the Bill of Materials, excluding Customer Owned Raw Materials, and consumables to be used in each Batch, plus ten percent (10%), shall be submitted to Customer ninety (90) days prior to the forecasted batch thaw date (the “Estimated Materials Invoice”) and shall be due and payable within thirty (30) Business Days.

Final Invoice:  CMC shall provide Customer with a final itemized invoice of all costs associated with each Batch within thirty (30) Business Days from fill date (the “Final Invoice”). Any difference between the Final Invoice and the Estimated Materials Invoice owed to CMC shall be payable within thirty (30) days from the date of the Final Invoice. Any difference between the Estimated Materials Invoice and the Final Invoice owed to Customer shall be credited to the Customer within thirty (30) days from the date of the Final Invoice.  After the Final Invoice has been submitted to Customer, no other costs shall be billed to Customer for a completed Batch.

Project Management:

•	A project management fee shall be charged in accordance with the Forecast and the following tiered fee schedule, commencing at Batch Minimum as defined herein:

# of Forecasted Batches for the Calendar Year	Project Management Fee per Month
4	$5,000
5	$6,250
6	$7,500
7	$8,750
8 +	$10,000 *

* Project management fee shall be charged only after July 1, 2017 and shall not exceed $10,000 per month for the duration of this Agreement.

Commercial Supply Agreement –49

Other Activities:

•	Other activities (i.e., stability testing, etc.) will be performed by CMC upon request by Customer with the scope of work and pricing agreed in writing by the Parties in a Project Change Order (PCO).

Commercial Supply Agreement –50

APPENDIX THREE

First Forecast

[To be Provided by Customer]

Commercial Supply Agreement –51